Office of
the Chairman

A special letter to shareholders of the Putnam Texas Tax Exempt
Income Fund

April 15, 1994


Dear Shareholder,

We thank you for returning your completed proxy for the Putnam
Texas Tax Exempt Income Fund.

According to our records, you elected to vote against the approval of the proposed reorganization with the Putnam Tax
Exempt Income Fund. We would like to be sure that you are fully aware of the implications of this decision.

Your Fund's trustees have unanimously approved the proposed reorganization outline in the proxy statement. Approval of the proposal requires a two-thirds vote of the outstanding shares at the shareholder meeting scheduled to be held on May 5, 1994. If that percentage is not attained, the meeting may be adjourned until a larger number of shareholders vote their proxies, which in turn may result in additional costs to the fund for further mailings.

We appreciate your prompt response to our initial mailing. However, we request that you reconsider your decision to abstain and instead vote your shares in favor of the Trustees' proposal. You may do so simply by completing and signing the enclosed card and returning it in the postage paid envelope provided. Your current vote will remain in effect if you do not return the enclosed card.

We urge you to call one of our service representatives toll-free at 1-800-225-1581 weekdays from 8:30a.m. to 8:00p.m. Eastern time if you would like further information regarding the proposal. Thank you for giving this important matter concerning your Fund such serious consideration.

Sincerely Yours,

George Putnam
Chairman

Office of
the Chairman

A special letter to shareholders of the Putnam Texas Tax Exempt
Income Fund

April 15, 1994


Dear Shareholder,

We thank you for returning your completed proxy for the Putnam
Texas Tax Exempt Income Fund.

According to our records, you elected to abstain from voting on approval of the reorganization of this Fund with the Putnam Tax
Exempt Income Fund. We would like to be sure that you are fully aware of the implications of this decision.

Your Fund's trustees have unanimously approved the proposed reorganization outlined in the proxy statement. Approval of the proposal requires a two-thirds vote of the outstanding shares at the shareholder meeting scheduled to be held on May 5, 1994. If that percentage is not attained, the meeting may be adjourned until a larger number of shareholders vote their proxies, which in turn may result in additional costs to the fund for further mailings.

We appreciate your prompt response to our initial mailing.
However, we request that you reconsider your decision to abstain and instead vote your shares for the Trustees' proposal. You may do so simply by completing and signing the enclosed card and returning it in the postage paid envelope provided. Your abstention will remain in effect if you do not return the enclosed card.

We urge you to call one of our service representatives toll-free at 1-800-225-1581 weekdays from 8:30a.m. to 8:00p.m. Eastern time if you would like further information regarding the proposal. Thank you for giving this important matter concerning your Fund such serious consideration.

Sincerely Yours,

George Putnam
Chairman